EXHIBIT 4.8

                               OPTION AGREEMENT


Grantor: Dawson Well Servicing, Inc.   Number of Shares: 1,000
Grantee: Ward Greenwood                Termination: On or before October 1, 1999
Date of Grant: October 1, 1994

      THE SECURITIES REPRESENTED BY THIS INVESTMENT OR DOCUMENT HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE. WITHOUT SUCH REGISTRATION, SUCH SECURITIES MAY NOT BE SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT UPON DELIVERY TO DAWSON WELL SERVICING, INC. (THE "CORPORATION"), IF IT SO REQUESTS, OF AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT REGISTRATION IS NOT REQUIRED FOR SUCH TRANSFER OR THE SUBMISSION TO THE CORPORATION OF SUCH OTHER EVIDENCE AS MAY BE SATISFACTORY TO THE CORPORATION TO THE EFFECT THAT ANY SUCH TRANSFER SHALL NOT BE IN VIOLATION OF THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS OR ANY RULE OR REGULATION PROMULGATED THEREUNDER.

      The undersigned, DAWSON WELL SERVICING, INC. (the "Corporation"), a Texas corporation, for and in consideration of good and valuable consideration, receipt of which is hereby acknowledged, hereby certifies and warrants that Ward Greenwood (the "Option Holder") is entitled, subject to the terms and conditions hereof, to purchase on or before the close of business on October 1, 1999, 1,000 shares of common stock ($1.00 par value) of the Corporation (the "Stock") upon presentation of this option (the "Option") and payment of the purchase price (the "Purchase Price") as hereinafter provided.

      1. EXERCISE OF OPTION. Subject to the other terms and conditions of this Agreement, the Option granted hereby shall vest and become exercisable on October 1, 1994.

      2. RESERVATION OF STOCK. The Corporation covenants that, while this Option is exercisable, it will reserve from its authorized and unissued common stock a sufficient number of shares to provide for the issuance and delivery of stock pursuant to the exercise hereof.

      3. PROTECTION AGAINST DILUTION. In any of the following events occurring after the date of this Option, appropriate adjustment shall be made in the number of shares deliverable upon the exercise of this Option or the price per share to be paid, so as to maintain the proportionate interest of the Option
Holder:

            a. Recapitalization of the Corporation through a stock split or a reverse stock split; or
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            b. Declaration of a dividend on the stock, payable in shares of stock or securities convertible into stock.

      4. MERGERS. In the event the Corporation shall be merged or consolidated with another corporation during the term of this Option, or substantially all of its assets shall be sold to another company in exchange for stock of such other company, or stock of any company related to such other company, with a view to distributing such stock to the stockholders of the Corporation, the Corporation, at its option, may invoke the provisions described in Section 6 hereof; however, if the Corporation consummates any such transaction without having invoked the provisions of Section 6, each share of Stock purchasable by this Option shall, upon consummation of any such transaction, be replaced for the purposes hereof by the securities or property issuable or distributable pursuant to such transaction in respect of one share of Stock of the Corporation.

      5. PROPOSED REGISTERED OFFERING OF SECURITIES. In the event the Corporation shall propose to make a public offering of its securities, to be registered under the Securities Act of 1933, the Corporation, at its option, may invoke the provisions described in Section 6 hereof; however, if the Corporation consummates any such transaction without having invoked the provisions described in Section 6, this Option shall continue to be valid and exercisable, subject to all other applicable provisions hereof.

      6. SPECIAL PROVISIONS. If the Corporation, in good faith, believes a transaction as described in Sections 4 or 5 hereof (hereinafter referred to as "Transaction") shall be consummated or closed by the Corporation, it may elect to notify the Holder of the pendency of the Transaction and to specify a date, at least twenty days following such notice ("Notice"), by which time the Option Holder may, in his discretion, evidence his intent conditionally to exercise this Option (subject to the consummation of the Transaction) by depositing funds into a separate escrow account, to be identified in the Notice, or by delivering to the Corporation an irrevocable bank letter of credit in a form acceptable to the Corporation, with such funds or letter of credit being in an amount equal to the exercise price for any or all Options the Option Holder determines conditionally to exercise. If such funds or letter of credit are not received or deposited by the deadline date specified in the Notice, or if by such date the Option Holder has not given notice of exercise as described in Section 9 hereof, this Option shall not be exercisable (otherwise than in accordance with this Section 6) until the Corporation notifies the Option Holder that the Transaction will not be consummated or closed (such notice hereinafter being referred to as a 'Transaction Termination Notice"). The Corporation hereby covenants and agrees that if it has issued a Notice with respect to a Transaction, it will provide a Transaction Termination Notice promptly at such time as it becomes reasonably certain that the Transaction will not be consummated or closed. At such times as the Corporation invokes the procedures of this Section 6, the following additional conditions shall apply:

            a. If the Option Holder deposits funds to the escrow account or delivers a letter of credit to the Corporation and the Transaction is consummated or closed, the Option,
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      upon the date of such consummation or closing, is deemed irrevocably exercised to the extent of such funds or letter of credit, and any unexercised Options thereupon shall lapse and be null and void, and shall not thereafter be exercisable. If a Transaction Termination Notice is sent, the Option Holder's escrow funds or letter of credit shall be promptly returned and Option shall be exercisable as otherwise provided herein.

            b. If a Option Holder does not deposit funds to the escrow account or deliver a letter of credit to the Corporation, and the Transaction is consummated or closed, the Option, upon and as of the date of such consummation or closing, is deemed to have lapsed and to be null and void and shall not thereafter be exercisable. If a Transaction Termination Notice is sent, the Option thereupon shall be exercisable as otherwise provided herein.


      7. STOCKHOLDERS' RIGHTS. Until the valid exercise of this Option, Option Holder, by virtue of this Option, shall not be entitled to any rights of a stockholder of the Corporation; but immediately upon the exercise of this Option and upon payment as provided herein, the Option Holder shall be deemed a record holder of the Stock with respect to which this Option is exercised.

      8. EXERCISE OF OPTION AND PURCHASE PRICE. The Option hereinbefore granted shall be exercisable and vested (to the extent that it is exercisable in accordance with its terms) according to the vesting date as set forth in Section
1. The Purchase Price for each share of Common Stock purchased hereunder shall be Twenty Dollars ($20.00).

      Upon the death of the Option Holder, this Option may be exercised by said Option Holder's heirs, executors, administrators, or estate in accordance with the provisions herein within 120 days following the death of said Option Holder. The Options may be divided into Options of one share or multiples thereof, upon surrender at the offices of the Corporation. The Option Holder may exercise this Option, to the extent otherwise provided herein, for all or less than all stock subject hereof.

      9. METHOD OF EXERCISING OPTION. Except as otherwise provided by Section 6 hereof, the Option Holder (or his heirs, executors or administrators) shall deliver to the Corporation written notice of his election to exercise the Option, which notice shall specify the date and time of the exercise of the Option and the number of shares of Stock in respect of which the Option is to be exercised. The date specified in such notice shall be not less than five nor more than forty-five days from the date the notice of exercise is given, and shall be on a business day, and the time specified shall be during the regular business hours of the Corporation. Any such notice shall be irrevocable, except upon the written consent of the Corporation and the Option Holder.

      10. PAYMENT AND DELIVERY OF SHARES. The Option Holder shall, at the date and time specified in the notice described in Section 9, deliver a bank cashier's or treasurer's check or checks payable in the amount of the Option exercise price for the shares of Stock in respect of which the Option is being exercised. Such delivery shall be made to the Corporation at its principal office in San Antonio or at such other place as the Corporation may specify in writing and such check or checks shall be drawn to the order of the Corporation. Contemporaneously with such payments, the Corporation shall deliver to the Option Holder, duly endorsed and in proper form for transfer, certificates representing the shares of Stock in respect of which the Option is being exercised. The Option Holder acknowledges and agrees that the certificates may bear restrictive legends, generally in the form set forth at the beginning of this Agreement.

      11. RESTRICTIONS. Unless the offering and sale of the Stock to be issued upon the particular exercise of the Option shall have been effectively registered under the Securities Act of 1933, as amended, or any successor legislation (the "Act"), the Corporation shall be under no obligation to issue the Stock covered by such exercise unless and until the following conditions have been fulfilled.

      The person(s) who exercise the Option shall represent to the Corporation, at the time of such exercise, that such person(s) are acquiring such Stock for his or her own account, for investment and not with a view to, or for sale in connection with, the distribution of any such Stock, in which event the person(s) acquiring such Stock shall be bound by the restrictions concerning transfers set forth in the boldface legend at the beginning of this Agreement.

      12. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been fully given if delivered or mailed by certified or registered mail, return receipt requested, postage prepaid:

            a. If to the Corporation, at:    901 N.E. Loop 410, Suite 700
                                             San Antonio, Texas 78209-1306

            b. If to the Option Holder, at:  _____________________________
                                             _____________________________

      13. MODIFICATION. No modification or amendment of this Agreement shall be effective unless such modification or amendment shall be in writing and signed by the parties hereto.

      14. CONSTRUCTION. This Agreement shall be deemed to be made under and shall be construed in accordance with the internal laws, and not the laws of conflict, of the State of Texas.

      15. BENEFIT. This Agreement shall not be transferable by the Option Holder otherwise than by will or by the laws of descent and distribution and shall be exercisable, during the Option Holder's lifetime, only by the Option Holder or his or her guardian or legal representative. The Option shall not be assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process. Any attempted transfer, assignment, pledge, hypothecation or other disposition of the Option or of any rights granted hereunder contrary to the provisions of this paragraph, or the levy of any attachment or similar process upon the Option or such rights, shall be null and void. This Agreement shall be binding upon and inure to the benefit of the Corporation and its successors and assigns and the Option Holder and its heirs, executors and administrators.

      16. TERM. This Option to purchase the Stock shall become void unless the rights hereunder are exercised and payment made prior to the close of business on October 1, 1999.

      Dated effective as of October 1, 1994.

                                                DAWSON WELL SERVICING, INC.

ATTEST:  /s/ JOE EUSTACE                        By:  /s/ MICHAEL E. LITTLE
      Name:  JOE EUSTACE                        Name:    MICHAEL E. LITTLE
      Title: VICE PRESIDENT                     Title:   PRESIDENT

                                                OPTION HOLDER:

                                                By:    ____________________
                                                Name:  ____________________